Exhibit 10.6

DISCOVER FINANCIAL SERVICES

OMNIBUS INCENTIVE PLAN

2007 FOUNDERS GRANT

AWARD CERTIFICATE FOR

RESTRICTED STOCK UNITS

TABLE OF CONTENTS FOR AWARD CERTIFICATE

1.	Stock units generally	3

2.	Vesting schedule and conversion	3

3.	Special provisions for certain employees	3

4.	Dividend equivalent payments	4

5.	Death and Disability	4

6.	Reduction in Force	5

7.	Change in Control	5

8.	Termination of Employment and cancellation of awards	6

9.	Non-Competition	6

10.	Tax and other withholding obligations	7

11.	Satisfaction of obligations	7

12.	Nontransferability	8

13.	Designation of a beneficiary	8

14.	Ownership and possession	8

15.	Securities law compliance matters	9

16.	Compliance with laws and regulations	9

17.	No entitlements	9

18.	Consents under local law	10

19.	Award modification	10

20.	Severability	10

21.	Successors	10

22.	Governing law	11

23.	Defined terms	11

DISCOVER FINANCIAL SERVICES

OMNIBUS INCENTIVE PLAN

2007 FOUNDERS GRANT

AWARD CERTIFICATE FOR RESTRICTED STOCK UNITS

Discover has awarded to you restricted stock units as an incentive for you to continue to remain in Employment and provide services to the Company, from the Date of the Award through the Scheduled Vesting Dates, as provided in this Award Certificate. This Award Certificate sets forth the general terms and conditions of your 2007 Founders Grant restricted stock unit award.

The number of restricted stock units in your award has been communicated to you separately in writing delivered to you. If you are Employed outside the United States, you will also receive an “International Supplement” that contains supplemental terms and conditions for your 2007 Founders Grant restricted stock unit award. This Award Certificate should be read in conjunction with the International Supplement, if applicable, in order for you to understand the terms and conditions of your restricted stock unit award.

Your restricted stock unit award is made pursuant to the Plan. References to “restricted stock units” in this Award Certificate mean only those restricted stock units included in your 2007 Founders Grant restricted stock unit award, and the terms and conditions herein apply only to such award. If you receive any other award under the Plan or another equity compensation plan, it will be governed by the terms and conditions of the applicable award documentation, which may be different from those herein.

The purpose of the restricted stock unit award is, among other things, to align your interests with the interests of the Company and to reward you for your continued Employment and service to the Company in the future. In view of these purposes, you will earn each portion of your 2007 Founders Grant restricted stock unit award only if you remain in continuous Employment through the applicable Scheduled Vesting Date.

Section 409A of the Internal Revenue Code imposes rules relating to the taxation of deferred compensation, including your 2007 Founders Grant restricted stock unit award. The Company reserves the right to modify the terms of your 2007 Founders Grant restricted stock unit award, including, without limitation, the payment provisions applicable to your restricted stock units, to the extent necessary or advisable to comply with Section 409A of the Internal Revenue Code.

Capitalized terms used in this Award Certificate that are not defined in the text have the meanings set forth in Section 23 below. Capitalized terms used in this Award Certificate that are not defined in the text or in Section 23 below have the meanings set forth in the Plan.

1.	Stock units generally.

Each of your restricted stock units corresponds to one share of Discover common stock. A restricted stock unit constitutes an unsecured promise by Discover to pay you one share of Discover common stock on the conversion date for the restricted stock unit. As the holder of restricted stock units, you have only the rights of a general unsecured creditor of Discover. You will not be a stockholder with respect to the shares of Discover common stock underlying your restricted stock units unless and until your restricted stock units convert to shares.

2.	Vesting schedule and conversion.

(a) Vesting schedule. Your restricted stock units will vest according to the following schedule: (i) 25% of your restricted stock units will vest on the First Scheduled Vesting Date, (ii) 25% of your restricted stock units will vest on the Second Scheduled Vesting Date, (iii) 25% of your restricted stock units will vest on the Third Scheduled Vesting Date and (iv) the remaining 25% of your restricted stock units will vest on the Fourth Scheduled Vesting Date. Any fractional restricted stock units resulting from the application of the vesting schedule will be aggregated and will vest on the First Scheduled Vesting Date. Except as otherwise provided in this Award Certificate, each portion of your restricted stock units will vest only if you continue to provide future services to the Company by remaining in continuous Employment through the applicable Scheduled Vesting Date and providing value added services to the Company during this timeframe. The special vesting terms set forth in Sections 5, 6 and 7 of this Award Certificate apply (i) if your Employment terminates by reason of your death or Disability, (ii) if the Company terminates your Employment in an involuntary termination under the circumstances described in Section 6, or (iii) upon a Change in Control. Vested restricted stock units are subject to the tax withholding provisions set forth in this Award Certificate.

(b) Conversion.

(1) Except as otherwise provided in this Award Certificate, each of your vested restricted stock units will convert to one share of Discover common stock on the applicable Scheduled Vesting Date.

(2) Shares to which you are entitled upon conversion of restricted stock units under any provision of this Award certificate shall be delivered as soon as administratively practicable thereafter and shall not be subject to any transfer restrictions, other than those that may arise under the securities laws or Discover’s policies.

3.	Special provisions for certain employees.

[(a) Payments subject to Section 162(m). Notwithstanding the other provisions of this Award Certificate, the conversion of your vested restricted stock units into Discover common stock will be deferred if, at the time scheduled for conversion (whether on the Scheduled Vesting Date or some other time), Discover reasonably considers you to be a participant whose compensation may be subject to the limit on deductible compensation imposed by Section 162(m) of the Internal Revenue Code. This deferral will continue until such time during the first taxable year in which the Company reasonably anticipates that if payment is made at such time during such year, the deduction of such payment will not be barred by the application of Section 162(m) of the Internal Revenue Code and your vested restricted stock units will convert into Discover common stock as soon as administratively practicable thereafter; provided, however, that in the event that your death occurs at any time after the Date of the Award, payment will be made in accordance with Section 5(a) or 5(b), as the case may be. Notwithstanding the foregoing, the deferral pursuant to this Section 3(a) will not extend beyond your termination of Employment.]1

(b) Six-month delay for specified employees. Notwithstanding the other provisions of this Award Certificate, to the extent necessary to comply with Section 409A of the Internal Revenue Code, if Discover reasonably considers you to be one of its “specified employees” as defined in Section 409A of the Internal Revenue Code at the time of the termination of your Employment, your vested restricted stock units will not convert to Discover common stock until the date that is six months after the termination of your Employment.

4.	Dividend equivalent payments.

Until your restricted stock units convert to shares, if Discover pays a regular or ordinary cash dividend on its common stock, you will be paid a dividend equivalent for your vested and unvested restricted stock units. No dividend equivalents will be paid to you with respect to any canceled restricted stock units.

Discover will decide on the form of payment and may pay dividend equivalents in shares of Discover common stock, in cash or in a combination thereof. Discover will pay the dividend equivalent as soon as administratively practicable after Discover pays the corresponding dividend on its common stock.

Because dividend equivalent payments are considered part of your compensation for income tax purposes, they will be subject to applicable tax and other withholding obligations.

5.	Death and Disability.

The following special vesting and payment terms apply to your restricted stock units:

[1]

This paragraph is included in the Award Certificates for the Chief Executive Officer, the President and Chief Operating Officer and Senior Vice Presidents, and it is not included in the Award Certificates for Executive Vice Presidents.

(a) Death. If your Employment terminates due to your death, all unvested restricted stock units subject to this Award Certificate will vest on the date your Employment terminates. On that date, your restricted stock units will convert to shares of Discover common stock and be delivered to the beneficiary you have designated pursuant to Section 13 or the legal representative of your estate, as applicable, as soon as administratively practicable after Discover receives appropriate notice of your death.

(b) Disability. If your Employment terminates due to Disability, all unvested restricted stock units subject to this Award Certificate will vest on the date your Employment terminates. On that date, your restricted stock units will convert to shares of Discover common stock and be delivered to you, subject to Section 3(b) above, as soon as administratively practicable thereafter.

6.	Reduction in Force.

If the Company terminates your Employment due to a reduction in force or an elimination of your position, each as determined by Discover in its sole discretion, your unvested restricted stock units will vest on the date your Employment terminates, provided that you sign an agreement and release satisfactory to Discover. As soon as practicable after Discover’s acceptance of your fully executed agreement and release, your restricted stock units will convert to shares of Discover common stock and be delivered to you, subject to Section 3(b) above.

7.	Change in Control.

(a) If the Company terminates your Employment, or if you terminate your Employment for Good Reason, other than for Cause, within six months prior to or within 24 months after a Change in Control of Discover or of a Business Unit (as defined in Section 23(c)(5)) in which you are Employed, all your restricted stock units will immediately vest. On the later of the date of a Change in Control and on the date of your termination following a Change in Control, as applicable, your restricted stock units will convert to shares of Discover common stock and be delivered as soon as administratively practicable thereafter.

(b) In the event of a Change in Control of Discover which results from a transaction pursuant to which the shareholders of Discover receive shares of common stock of an acquiring entity (the “Acquirer”) that are registered under Section 12 of the Exchange Act (as defined in Section 23(c)(1)), unless otherwise determined by the Committee, in its sole discretion prior to such Change in Control, there shall be substituted for each share of Discover common stock subject to this certificate the number and class of shares of common stock of the Acquirer into which each outstanding share of Discover common stock shall be converted pursuant to such Change in Control transactions; and this Award Certificate shall otherwise continue in effect.

(c) In the event of a Change in Control of Discover which results from a transaction pursuant to which the shareholders of Discover receive consideration other than shares of common stock of the Acquirer that are registered under Section 12 of the Exchange Act, the value of the restricted stock units hereunder shall, unless otherwise determined by the Committee, in its sole discretion prior to such Change in Control, be converted into a right to receive the cash or other consideration received by the shareholders of Discover in such transaction, and this Award Certificate shall otherwise continue in effect.

(d) In the event of a Change in Control of a Business Unit in which you are Employed, the value of the restricted stock units subject hereto shall be either (i) assumed by the person or entity that acquires such Business Unit and converted into a right to receive cash or such other compensation that the Committee shall, in its sole discretion, determine to be consistent with the terms of the Plan, and this Award Certificate shall otherwise continue in effect or (ii) converted into shares of Discover common stock on the date of such Change in Control and delivered to you as soon as practicable thereafter, as the Committee shall determine in its sole discretion.

8.	Termination of Employment and cancellation of awards.

(a) Cancellation of unvested awards. Your unvested restricted stock units will be canceled if your Employment terminates for any reason other than under the circumstances set forth in this Award Certificate for death, Disability, an involuntary termination by the Company described in Section 6 or in connection with a Change in Control as provided in Section 7.

(b) General treatment of vested awards. Except as otherwise provided in this Award Certificate, your vested restricted stock units will convert to shares of Discover common stock on the applicable Scheduled Vesting Date. The withholding provisions set forth in this Award Certificate will continue to apply until the date the shares of Discover common stock are delivered.

9.	Non-Competition.

(a) Notwithstanding any provision of this Award Certificate to the contrary, in the event that at any time prior to one year after the termination of your Employment or service with the Company other than under the circumstances described in Sections 6 and 7, you (a) engage, directly or indirectly (through any person, firm, corporation, partnership or other enterprise, or as an officer, director, stockholder, partner, investor, employee or consultant thereof, or otherwise), in any Business (as defined herein) or (b) breach your obligations to the Company under a nonsolicitation, confidentiality, intellectual property or other restrictive covenant, you shall be required to pay to the Company an amount in cash equal to the value of the restricted stock units that vested on or after, or within six months prior to, your termination of Employment, which value shall be determined as of the date of vesting. For purposes of this Section 9, “Business” shall mean any business conducted or planned by the Company in any geographic area in which the Company is conducting such business or plans to conduct such business if you, while Employed by or providing services to the Company, were involved in such business or had knowledge of such business. The remedy provided by this Section 9(a) shall be in addition to and not in lieu of any rights or remedies which the Company may have against you in respect of a breach by you of any duty or obligation to the Company.

(b) You agree that by accepting this Award Certificate, you authorize the Company to deduct any amount or amounts owed by you pursuant to this Section 9 from any amounts payable by or on behalf of the Company to you, including, without limitation, any amount payable to you as salary, wages, vacation pay, bonus or the settlement of any stock-based award. This right of offset shall not be an exclusive remedy and the Company’s election not to exercise this right of offset with respect to any amount payable to you shall not constitute a waiver of this right of offset with respect to any other amount payable to you or any other remedy.

10.	Tax and other withholding obligations.

Pursuant to rules and procedures that Discover establishes, you may elect to satisfy the tax or other withholding obligations arising upon conversion of your restricted stock units by having Discover withhold shares of Discover common stock or by tendering shares of Discover common stock, in each case in an amount sufficient to satisfy the tax or other withholding obligations. Shares withheld or tendered will be valued using the fair market value of Discover common stock on the date the shares of Discover common stock are delivered, using a valuation methodology established by Discover.

In order to comply with applicable accounting standards or the Company’s policies in effect from time to time, Discover may limit the amount of shares that you may have withheld or that you may tender.

11.	Satisfaction of obligations.

Notwithstanding any other provision of this Award Certificate, Discover may, in its sole discretion, take various actions affecting your restricted stock units in order to collect amounts sufficient to satisfy any obligation that you owe to the Company and any tax or other withholding obligations. These actions include the following:

(a) Upon conversion of restricted stock units, including any accelerated conversion pursuant to Sections 5, 6 or 7 above, or, if later, upon delivery of the shares of Discover common stock, Discover may withhold a number of shares sufficient to satisfy any obligation that you owe to the Company and any tax or other withholding obligations. The Company shall determine the number of shares to be withheld by dividing the dollar value of your obligation to the Company and any tax or other withholding obligations by the fair market value of Discover common stock on the date the shares of Discover common stock are delivered.

(b) Discover may withhold the payment of dividend equivalents on your restricted stock units or other compensation to ensure satisfaction of any obligation that you owe the Company or any tax or other withholding obligations.

Discover’s determination of the amount that you owe the Company shall be conclusive. The fair market value of Discover common stock for purposes of the foregoing provisions shall be determined using a valuation methodology established by Discover.

12.	Nontransferability.

You may not sell, pledge, hypothecate, assign or otherwise transfer your restricted stock units, other than as provided in Section 13 (which allows you to designate a beneficiary or beneficiaries in the event of your death) or by will or the laws of descent and distribution. This prohibition includes any assignment or other transfer that purports to occur by operation of law or otherwise. During your lifetime, payments relating to the restricted stock units will be made only to you.

13.	Designation of a beneficiary.

You may make a written designation of beneficiary or beneficiaries to receive all or part of the shares to be paid under this Award Certificate in the event of your death. To make a beneficiary designation, you must complete and file the form attached hereto as Appendix A with the Human Resources Department.

Any shares that become payable upon your death, and as to which a designation of beneficiary is not in effect, will be distributed to your estate.

If you previously filed a designation of beneficiary form for your equity awards with the Human Resources Department, such form will also apply to the restricted stock units granted pursuant to this award. You may replace or revoke your beneficiary designation at any time. If there is any question as to the legal right of any beneficiary to receive shares under this award, Discover may determine in its sole discretion to deliver the shares in question to your estate. Discover’s determination shall be binding and conclusive on all persons and it will have no further liability to anyone with respect to such shares.

14.	Ownership and possession.

(a) Generally. Generally, you will not have any rights as a stockholder in the shares of Discover common stock corresponding to your restricted stock units prior to conversion of your restricted stock units.

Prior to conversion of your restricted stock units, however, you will receive dividend equivalent payments, as set forth in Section 4 of this Award Certificate.

To the extent necessary or advisable to comply with Section 409A of the Internal Revenue Code, with respect to any provision of this Award Certificate that provides for vested restricted stock units to convert to shares of Discover common stock on or as soon as administratively practicable after a specified event or date, such conversion will be made by the later of the end of the calendar year in which the specified event or date occurs or the 15th day of the third calendar month following the specified event or date.

(b) Following conversion. Following conversion of your restricted stock units you will be the beneficial owner of the net shares issued to you, and you will be entitled to all rights of ownership, including voting rights and the right to receive cash or stock dividends or other distributions paid on the shares.

15.	Securities law matters.

Shares of Discover common stock issued upon conversion of your restricted stock units may be subject to restrictions on transfer by virtue of the Securities Act of 1933, as amended. Discover may advise the transfer agent to place a stop order against such shares if it determines that such an order is necessary or advisable. Because Discover common stock will only be maintained in book-entry form, you will not receive a stock certificate representing your interest in such shares.

16.	Compliance with laws and regulations.

Any sale, assignment, transfer, pledge, mortgage, encumbrance or other disposition of shares issued upon conversion of your restricted stock units (whether directly or indirectly, whether or not for value, and whether or not voluntary) must be made in compliance with any applicable constitution, rule, regulation, or policy of any of the exchanges or associations or other institutions with which the Company or a Related Employer has membership or other privileges, and any applicable law, or applicable rule or regulation of any governmental agency, self-regulatory organization or state or federal regulatory body.

17.	No entitlements.

(a) No right to continued Employment. This restricted stock unit award is not an employment agreement, and nothing in this Award Certificate, the International Supplement, if applicable, or the Plan shall alter your status as an “at-will” employee of the Company or your Employment status at a Related Employer. None of this Award Certificate, the International Supplement, if applicable, or the Plan shall be construed as guaranteeing your Employment by the Company or a Related Employer, or as giving you any right to continue in the employ of the Company or a Related Employer, during any period (including without limitation the period between the Date of the Award and any of the First Scheduled Vesting Date, the Second Scheduled Vesting Date, the Third Scheduled Vesting Date, the Fourth Scheduled Vesting Date, or any portion of any of these periods), nor shall they be construed as giving you any right to be reemployed by the Company or a Related Employer following any termination of Employment.

(b) No right to future awards. This award, and all other awards of restricted stock units and other equity-based awards, are discretionary. This award does not confer on you any right or entitlement to receive another award of restricted stock units or any other equity-based award at any time in the future or in respect of any future period.

(c) No effect on future employment compensation. Discover has made this award to you in its sole discretion. This award does not confer on you any right or entitlement to receive compensation in any specific amount for any future fiscal year, and does not diminish in any way the Company’s discretion to determine the amount, if any, of your compensation. In addition, this award is not part of your base salary or wages and will not be taken into account in determining any other Employment-related rights you may have, such as rights to pension or severance pay.

18.	Consents under local law.

Your award is conditioned upon the making of all filings and the receipt of all consents or authorizations required to comply with, or required to be obtained under, applicable local law.

19.	Award modification.

The Committee reserves the right to modify or amend unilaterally the terms and conditions of your restricted stock units, without first asking your consent, or to waive any terms and conditions that operate in favor of Discover. These amendments may include (but are not limited to) changes that the Committee considers necessary or advisable as a result of changes in any, or the adoption of any new, Legal Requirement. The Committee may not modify your restricted stock units in a manner that would materially impair your rights in your restricted stock units without your consent; provided, however, that the Committee may, without your consent, amend or modify your restricted stock units in any manner that the Committee considers necessary or advisable to comply with any Legal Requirement or to ensure that your restricted stock units are not subject to United States federal, state or local income tax or any equivalent taxes in territories outside the United States prior to payment. Discover will notify you of any amendment of your restricted stock units that affects your rights. Any amendment or waiver of a provision of this Award Certificate (other than any amendment or waiver applicable to all recipients generally), which amendment or waiver operates in your favor or confers a benefit on you, must be in writing and signed by Discover’s Head of Human Resources (or if such positions no longer exist, by the holder of an equivalent position) to be effective.

20.	Severability.

In the event the Committee determines that any provision of this Award Certificate would cause you to be in constructive receipt for United States federal or state income tax purposes of any portion of your award, then such provision will be considered null and void and this Award Certificate will be construed and enforced as if the provision had not been included in this Award Certificate as of the date such provision was determined to cause you to be in constructive receipt of any portion of your award.

21.	Successors.

This Award Certificate shall be binding upon and inure to the benefit of any successor or successors of Discover and any person or persons who shall, upon your death, acquire any rights hereunder in accordance with this Award Certificate or the Plan.

22.	Governing law.

This Award Certificate and the related legal relations between you and Discover will be governed by and construed in accordance with the laws of the State of Delaware, without regard to any conflicts or choice of law, rule or principle that might otherwise refer the interpretation of the award to the substantive law of another jurisdiction.

23.	Defined terms.

For purposes of this Award Certificate, the following terms shall have the meanings set forth below:

(a) “Board” means the Board of Directors of Discover.

(b) “Cause” means:

(1) any act or omission which constitutes a material breach of your obligations to the Company or your failure or refusal to perform satisfactorily any duties reasonably required of you, which breach, failure or refusal (if susceptible to cure) is not corrected (other than failure to correct by reason of your incapacity due to physical or mental illness) within ten (10) business days after written notification thereof to you by the Company;

(2) your commission of any dishonest or fraudulent act, or any other act or omission, which has caused or may reasonably be expected to cause injury to the interest or business reputation of the Company;

(3) your violation of any securities, commodities or banking laws, any rules or regulations issued pursuant to such laws, or rules or regulations of any securities or commodities exchange or association of which the Company is a member or of any policy of the Company relating to compliance with any of the foregoing; or

(4) your termination of Employment on account of any act of (A) fraud or intentional misrepresentation or (B) embezzlement, misappropriation or conversion of assets or opportunities of the Company.

(c) A “Change in Control” means, except as provided otherwise below, any of the following events:

(1) any person (as defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as such term is modified in Sections 13(d) and 14(d) of the Exchange Act), other than (i) any employee plan established by Discover or any of its subsidiaries, (ii) any group of employees holding shares subject to agreements relating to the voting of such shares, (iii) Discover or any of its affiliates (as defined in Rule 12b-2 promulgated under the Exchange Act), (iv) an underwriter temporarily holding securities pursuant to an offering of such securities, or (v) a corporation owned, directly or indirectly, by stockholders of Discover in substantially the same proportions as their ownership of Discover, is or becomes the beneficial owner, directly or indirectly, of securities of Discover (not including in the securities beneficially owned by such person any securities acquired directly from Discover or its affiliates other than in connection with the acquisition by Discover or its affiliates of a business) representing 30% or more of either the total fair market value or total voting power of the stock of Discover;

(2) a change in the composition of the Board such that individuals who, as of the Date of the Award, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a member of the Board subsequent to the Date of the Award whose election, or nomination for election by Discover’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board;

(3) the consummation of a merger or consolidation of Discover with any other corporation or other entity, or the issuance of voting securities in connection with a merger or consolidation of Discover (or any direct or indirect subsidiary of Discover) pursuant to applicable stock exchange requirements, other than (A) a merger or consolidation which results in the voting securities of Discover outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of Discover or any of its subsidiaries, at least 50% of the combined voting power of the voting securities of Discover or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (B) a merger or consolidation effected to implement a recapitalization of Discover (or similar transaction) in which no person (determined pursuant to clause 23(c)(1) above) is or becomes the beneficial owner, directly or indirectly, of securities of Discover (not including in the securities beneficially owned by such person any securities acquired directly from Discover or its affiliates other than in connection with the acquisition by Discover or its affiliates of a business) representing 30% or more of either the then outstanding shares of Discover’s common stock or the combined voting power of Discover’s then outstanding voting securities;

(4) the stockholders of Discover approve a plan of complete liquidation of Discover or an agreement for the sale or disposition by Discover of all or substantially all of Discover’s assets, other than a sale or disposition by Discover of all or substantially all of Discover’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by persons in substantially the same proportions as their ownership of Discover immediately prior to such sale; or

(5) any sale by Discover of all its interest in any Business Unit, as defined below. For purposes of this Section (c)(5), a “Business Unit” shall mean (i) any Subsidiary that is a corporation, or (ii) any other trade or business, the assets of which represent at least 40% of the total gross market value of all the assets of Discover at the time of the transaction.

Notwithstanding the foregoing, with respect to a Change in Control of Discover, no Change in Control shall be deemed to have occurred if there is consummated any transaction or series of integrated transactions immediately following which the beneficial holders of the Company’s common stock immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns substantially all of the assets of the Company immediately prior to such transaction or series of transactions.

(d) “Committee” means the Compensation Committee of the Board, any successor committee thereto or any other committee of the Board appointed by the Board with the powers of the Committee under the Plan, or any subcommittee appointed by such Committee.

(e) The “Company” means Discover and all of its Subsidiaries.

(f) “Date of the Award” means July 2, 2007.

(g) “Disability” means a “permanent and total disability,” as defined in Section 22(e)(3) of the Internal Revenue Code.

(h) “Discover” means Discover Financial Services, a Delaware corporation.

(i) “Employed” and “Employment” refer to employment with the Company and/or Related Employment.

(j) “First Scheduled Vesting Date” means July 2, 2008.

(k) “Fourth Scheduled Vesting Date” means July 2, 2011.

(l) “Good Reason” shall mean the occurrence of any of the following upon, or within 24 months after, or six (6) months prior to the occurrence of a Change in Control of Discover or the Business Unit in which you are Employed, without your prior written consent:

(1) (A) Any material diminution in your assigned duties, responsibilities and/or authority, including the assignment to you of any duties, responsibilities or authority inconsistent with the duties, responsibilities and authority assigned to you, immediately prior to such assignment your removal from, or any failure to re-elect you to, any of such positions, except in connection with the termination of your Employment as a result of your death or Disability, by the Company for Cause or by you other than for Good Reason or (B) a material diminution in the authority, duties, or responsibilities of the supervisor to whom you are required to report;

(2) Any reduction in your base compensation, including the employee benefits provided to you; provided, however, that Company-initiated across-the-board reductions in compensation or benefits affecting substantially all Company employees shall alone not be considered “Good Reason,” unless the compensation reductions exceed twenty percent (20%) of your base compensation;

(3) A material diminution of the budget over which you have authority;

(4) The Company’s requiring you to be based at a location that (A) is in excess of thirty-five (35) miles from the location of your principal job location or office immediately prior to the Change in Control, or (B) results in an increase in your normal daily commuting time by more than ninety (90) minutes, except for required travel on Company’s business to an extent substantially consistent with your then present business travel obligations; or

(5) Any other action or inaction that constitutes a material breach by the Company of any agreement pursuant to which you provide services to the Company.

For purposes of Sections 23(l)(1) through (5) above, the duties, responsibilities and/or authority assigned to you shall be deemed to be the greatest of those in effect prior to or after the Change in Control. Unless you become Disabled, your right to terminate your Employment for Good Reason shall not be affected by your incapacity due to physical or mental illness. Your continued Employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason. Notwithstanding the foregoing, Good Reason shall not exist unless you give the Company written notice thereof within 10 days after its occurrence and the Company shall not have remedied the action within 30 days after such written notice.

(m) “Internal Revenue Code” means the United States Internal Revenue Code of 1986, as amended, and the rules, regulations and guidance thereunder.

(n) “Legal Requirement” means any law, regulation, ruling, judicial decision, accounting standard, regulatory guidance or other legal requirement.

(o) “Plan” means the Discover Financial Services Omnibus Incentive Plan, as in effect from time to time.

(p) “Related Employment” means your employment with an employer other than the Company (such employer, herein referred to as a “Related Employer”), provided: (i) you undertake such employment at the written request or with the written consent of Discover’s Head of Human Resources; (ii) immediately prior to undertaking such employment you were an employee of the Company or were engaged in Related Employment (as defined herein); and (iii) such employment is recognized by the Company in its discretion as Related Employment; and, provided further that the Company may (1) determine at any time in its sole discretion that employment that was recognized by the Company as Related Employment no longer qualifies as Related Employment, and (2) condition the designation and benefits of Related Employment on such terms and conditions as the Company may determine in its sole discretion. The designation of employment as Related Employment does not give rise to an employment relationship between you and the Company, or otherwise modify your and the Company’s respective rights and obligations.

(q) “Scheduled Vesting Date” means the First Scheduled Vesting Date, the Second Scheduled Vesting Date, the Third Scheduled Vesting Date and/or the Fourth Scheduled Vesting Date as the context requires.

(r) “Second Scheduled Vesting Date” means July 2, 2009.

(s) “Subsidiary” means (i) a corporation or other entity with respect to which Discover, directly or indirectly, has the power, whether through the ownership of voting securities, by contract or otherwise, to elect at least a majority of the members of such corporation’s board of directors or analogous governing body, or (ii) any other corporation or other entity in which Discover, directly or indirectly, has an equity or similar interest and which the Committee designates as a Subsidiary for purposes of the Plan.

(t) “Third Scheduled Vesting Date” means July 2, 2010.

IN WITNESS WHEREOF, Discover has duly executed and delivered this Award Certificate as of the Date of the Award.

DISCOVER FINANCIAL SERVICES

By:
Marcelo Modica Vice President, Human Resources

APPENDIX A

Designation of Beneficiary(ies) Under

Discover Equity Compensation Plans

This Designation of Beneficiary shall remain in effect with respect to all awards issued to me under any Discover equity compensation plan, including any awards that may be issued to me after the date hereof, unless and until I modify or revoke it by submitting a later dated beneficiary designation. This Designation of Beneficiary supersedes all my prior beneficiary designations with respect to all my equity awards.

I hereby designate the following beneficiary(ies) to receive any survivor benefits with respect to all my equity awards:

	Beneficiary(ies) Name	Relationship	Percentage
(1)	_________________________	_________________________	_________________________
(2)	_________________________	_________________________	_________________________
(3)	_________________________	_________________________	_________________________
(4)	_________________________	_________________________	_________________________

Address(es) of Beneficiary(ies):

(1)
(2)
(3)
(4)

Name: (please print)	Date

Signature

Please sign and return this form to the Human Resources Department, Discover Financial Services, 2500 Lake Cook Road, Riverwoods, IL 60015.